UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 4

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

( ) Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instructions 1(b).
  Name and Address of Reporting Person

  DORSCH, DANIEL J.

  6326 MACLAURIN DRIVE

  TAMPA, FLORIDA 33647

  U.S.A.

  Issuer Name and Ticker or Trading Symbol

  CHECKERS DRIVE-IN RESTAURANTS, INC. (CHKR)

  IRS or Social Security Number of Reporting Person (Voluntary)

  Statement for Month/Year

  December 2001

  If Amendment, Date of Original (Month/Year)

  Relationship of Reporting Person(s) to Issuer (Check all applicable)

  ( X ) Director ( ) 10% Owner ( ) Officer (Give Title Below) ( ) Other (Specify Below)

  Individual or Joint/Group Filing (Check Applicable)

(X ) Form filed by One Reporting Person

( ) Form filed by More than One Reporting Person

SUBJECT COMPANY:

COMPANY DATA:

COMPANY CONFORMED NAME: CHECKERS DRIVE-IN RESTAURANTS, INC.

CENTRAL INDEX KEY: 0000879554

STANDARD INDUSTRIAL CLASSIFICATION: RETAIL-EATING PLACES [5812]

IRS NUMBER: 581654960

STATE OF INCORPORATION: DE

FISCAL YEAR END: 1231

SEC FILE NUMBER: 000-19649

BUSINESS/MAILING ADDRESS:

STREET 1: 4300 WEST CYPRESS STREET, SUITE 600

CITY: TAMPA

STATE: FL

ZIP: 33607

BUSINESS PHONE: 8132837000

Table I Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
Title of Non-Derivative Security	Transaction Date	Transaction Code	Security Amount	Securities Acquired/ Disposed (A/D)	Securities Price	Amount Beneficially Owned at End of the Month	Ownership Direct or Indirect	Nature of Indirect Beneficial Ownership
Common Stock	12/26/01	V/P	3,252.07*	A	6.5000
175,222
							D

Table II Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
Title of Derivative Security	Conversion or Exercise Price	Transaction Date
Transaction Code
			Securities Acquired/ Disposed	Date Exercisable	Expiration Date	Title	Number of Shares
Price of Security

Number Beneficially Owned End of Month
								Ownership Direct or Indirect	Nature of Indirect Beneficial Ownership

Explanation of Responses:

* Stock is part of an Employee Stock Purchase Plan.

______________________________________________ ______________

Signature of Reporting Person Date